Exhibit 99.1

NewRelease

From:	David R. Harvey, Chairman	For questions, contact:
	Jai P. Nagarkatti, President and CEO	Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

December 6, 2006

SIGMA-ALDRICH (NASDAQ:SIAL) ANNOUNCES NEW SENIOR DEBT

ST. LOUIS, MO – On December 5, 2006, Sigma-Aldrich closed on $100 million in private long-term debt with the sale of 5.11% Series 2006-A Senior Notes due December 5, 2011. Bank of America facilitated the placement with an institutional investor.

The Company retired $75 million 5.16% Senior Notes that matured on November 20, 2006.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 35 countries and has 7,200 employees providing excellent service worldwide. We are committed to accelerating Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com.